Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

SJI Reports Third Quarter 2019 Results; Reaffirms Guidance

FOLSOM, NJ (November 6, 2019) - SJI (NYSE: SJI) today reported operating results for its 2019 third quarter ended September 30, 2019. Highlights include:
▪Third Quarter 2019 GAAP earnings per diluted share of $(0.38) per share compared to $(0.53) in 2018
▪Third Quarter 2019 Economic Earnings* per diluted share of $(0.30) compared to $(0.27) in 2018
▪Execution of key initiatives on track — ETG integration remains highly efficient, ETG base rate case progressing on schedule and balance sheet strengthening continues at steady pace
▪Reaffirmed 2019 economic earnings per diluted share guidance of $1.05-$1.15, driven by regulated operations
▪Reaffirmed 2020 economic earnings per diluted share guidance of $1.53-$1.67, driven by growth from regulated operations, regulatory initiatives and business transformation benefits
“Our third quarter results were in line with our expectations, on trend from our second quarter, reflecting our continued transition to a more regulated company,” said Michael Renna, SJI President and Chief Executive Officer. "Our utilities continue to make critical infrastructure investments designed to modernize our system and meet continued strong demand for natural gas. Our strategy remains on track for significant growth into 2020 and beyond driven primarily by our regulated businesses," added Renna.

	Three months ended September 30, 2019				Three months ended September 30, 2018
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
South Jersey Gas	$(11.6)	$(0.13)	$(11.6)	$(0.13)	$(9.0)	$(0.11)	$(9.0)	$(0.11)
Elizabethtown Gas	(9.9)	(0.11)	(9.9)	(0.11)	(17.8)	(0.21)	(7.0)	(0.08)
Elkton Gas	(0.1)	—	(0.1)	—	(0.4)	—	(0.1)	—
SJI Utilities	(21.6)	(0.24)	(21.6)	(0.24)	(27.1)	(0.32)	(16.1)	(0.19)

Midstream	1.2	0.01	1.2	0.01	0.8	0.01	0.8	0.01
Energy Group	(5.8)	(0.06)	(1.0)	(0.01)	(7.8)	(0.09)	1.9	0.02
Energy Services	0.9	0.01	1.7	0.02	—	—	(1.1)	(0.01)
Other	(9.3)	(0.10)	(7.7)	(0.08)	(11.5)	(0.13)	(8.7)	(0.10)
Total - Continuing Ops	$(34.7)	$(0.38)	$(27.5)	$(0.30)	$(45.6)	$(0.53)	$(23.2)	$(0.27)
Average Shares Outstanding (Diluted)		92.4		92.4		85.5		85.5
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

Third Quarter 2019 Results
For the three-month period ended September 30, 2019, SJI reported consolidated GAAP earnings of $(34.7) million or $(0.38) per share compared to $(45.6) million or $(0.53) per share in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2018.
For the three-month period ended September 30, 2019, economic earnings were $(27.5) million or $(0.30) per share compared to $(23.2) million or $(0.27) per share last year.
SJI UTILITIES
The SJI Utilities (SJIU) segment includes the gas distribution operations of South Jersey Gas (SJG), Elizabethtown Gas (ETG) and Elkton Gas (ELK). Third quarter 2019 GAAP earnings were $(21.6) million compared with $(27.1) million in 2018. Third quarter 2019 economic earnings were $(21.6) million compared with $(16.1) million in 2018.
South Jersey Gas
Operating Performance. Third quarter 2019 economic earnings were $(11.6) million compared with $(9.0) million in 2018, reflecting higher utility margin offset by higher expenses. Utility margin increased $1.0 million during third quarter 2019 compared with 2018. We define utility margin, a non-GAAP measure, as natural gas revenues less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Margin improvement was driven by customer growth and the roll-in of investments from infrastructure replacement programs partially offset by increases in operation, depreciation and interest expenses.
Customer Growth. SJG added approximately 6,000 new customers over the last 12 months and now serves more than 393,000 customers. SJG’s 1.6% growth rate compares favorably to our peers and remains driven by gas conversions (~75% of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.
•Our Accelerated Infrastructure Replacement Program (AIRP), as approved by the New Jersey Board of Public Utilities (NJBPU), authorizes investment of $302.5 million over the five year period from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of $64.5 million for the period July 2018 to June 2019 was rolled into SJG rates effective October 1, 2019.
•Our current Storm Hardening and Reliability Program (SHARP) was approved by the NJBPU in May 2018 and authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our most recent annual investment of $27.4 million for the period June 2018 to June 2019 was rolled into SJG rates effective October 1, 2019.
Base Rate Case. Pursuant to our AIRP extension order in 2016, SJG is required to file a base rate case no later than November 2020. We expect approximately $340 million in incremental plant additions since SJG's last base rate case approval, excluding our authorized AIRP & SHARP programs. As previously communicated, we expect to file a base rate case for SJG in early 2020.
Critical Redundancy. In response to the NJBPU's call for utilities to evaluate preparedness for gas supply interruptions, we are evaluating potential redundancy solutions. They are critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system. Supply redundancy is a top priority for our utilities. We continue to evaluate multiple options including redundant supply feeds and large scale storage and liquefaction. We also continue to explore system alternatives that will allow for a secondary supply of natural gas needed to create reliability and resiliency for more than 140,000 of our customers in Atlantic and Cape May counties. We expect to provide additional specifics as we refine plans for these important projects.

Elizabethtown Gas
Operating Performance. Third quarter 2019 economic earnings were $(9.9) million compared with $(7.0) million in 2018, reflecting higher utility margin offset by higher expenses. Utility margin increased $0.4 million during third quarter 2019 compared with 2018. Margin improvement driven by customer growth was offset by operating costs, including costs associated with the planned exit of the company’s current transition service agreement (TSA) with Southern Company (SO) and interest expense.
Customer Growth. ETG added approximately 3,400 new customers over the last 12 months and now serves more than 294,000 customers. ETG’s current 1.2% growth rate has increased from its historic 0.9% growth rate, driven by increases in both new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP), as approved by the NJBPU in June 2019, authorizes investment of $300 million over the five year period from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our annual investment of approximately $60 million for the period July 2019 to June 2020 is expected to be rolled into ETG rates effective October 1, 2020.
Base Rate Case. In April, ETG filed a petition with the NJBPU requesting a revenue increase of approximately $65 million to recognize the infrastructure investments made to maintain the safety and reliability of its natural gas delivery system. The request represents approximately $346 million in system improvements that are not currently reflected in base rates. ETG's request assumes an overall rate of return of 7.6%, a return on equity of 10.4% and a 52.5% equity ratio. The case is proceeding on track and we are in the settlement phase. A resolution of the case is expected later this year, in line with precedent from prior cases.
Elkton Gas
Operating Performance. Third quarter 2019 economic earnings were $(0.1) million compared with $(0.1) in 2018. Utility margin driven by customer growth, infrastructure investment and rate relief was offset by operating costs and interest expense.
MIDSTREAM
Operating Performance. The Midstream segment is comprised of our 20% equity investment in the PennEast Pipeline (PennEast), a planned $1B+, 1 Bcf, approximately 120-mile interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. GAAP and economic earnings are the same for Midstream. Third quarter 2019 earnings were $1.2 million compared with $0.8 million in 2018, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Project Status. In September, the U.S. Court of Appeals for the Third Circuit ruled that PennEast does not have eminent domain authority over state owned lands. In October, the New Jersey Department of Environmental Protection denied, without prejudice, our application for several permits, citing the Third Circuit decision. We believe both actions were profoundly wrong based on established legal precedent under the Natural Gas Act and we are currently pursuing legal and other options.
Vital Project. PennEast was 90 percent subscribed before the project was publicly announced five years ago, and the need has grown substantially since then. Recent public statements by natural gas utilities in New Jersey expressing serious concern about the lack of infrastructure capacity and an inability to reliably serve families and businesses who depend on natural gas service, underscore the need and public benefit of PennEast. The PennEast member companies remain fully committed to the project and the affordable, reliable service it will bring to the region, including nine million Garden State residents.

NON-UTILITY
Non-utility operations are grouped into two segments: Energy Group, which includes fuel supply management services and wholesale and retail commodity marketing; and Energy Services, which includes our legacy energy production assets and account services business.
Energy Group
Operating Performance. Energy Group third quarter 2019 GAAP earnings were $(5.8) million compared with $(7.8) million in 2018. Third quarter 2019 economic earnings were $(1.0) million compared with $1.9 million in 2018. The significant variances to earnings were as follows:
•Fuel Supply Management contributed third quarter 2019 economic earnings of $2.9 million compared with $2.0 million in 2018, reflecting new contracts that became operational over the last 12 months. SJI has 11 fuel supply management transactions under contract, with 8 contracts currently operational.
•Wholesale Marketing contributed third quarter 2019 economic earnings of $(4.0) million compared with $0.3 million in 2018. The decline in results reflects lower margins on daily energy trading activities tied to tighter spreads, reduced volatility driven by milder weather and new pipeline operating rules, all of which have limited the potential of optimization opportunities. Third quarter 2019 results were also impacted by headwinds associated with several legacy contracts, which begin to roll off in 2020.
•Retail Marketing & Other contributed third quarter 2019 economic earnings of $(0.1) compared with $(0.4) million in 2018, largely reflecting the sale of retail gas assets in 2018.
Energy Services
Operating Performance. Energy Services third quarter 2019 GAAP earnings were $0.9 million compared with $0.0 million in 2018. Third quarter 2019 economic earnings were $1.7 million compared with $(1.1) million in 2018. The significant variances to earnings were as follows:
•Energy Production contributed third quarter 2019 economic earnings of $1.1 million compared with $(1.8) million in 2018. The variance largely reflects the performance of our combined heat-and-power (CHP) assets, the sale of our solar assets in 2018, and results from landfill activities. Account Services contributed third quarter 2019 economic earnings of $0.5 million compared with $0.7 million in 2018.
Year-To-Date 2019 Results

	Nine months ended September 30, 2019				Nine months ended September 30, 2018
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
South Jersey Gas	$59.1	$0.64	$59.1	$0.64	$59.3	$0.71	$59.3	$0.71
Elizabethtown Gas	17.1	0.19	17.1	0.19	(17.8)	(0.21)	(7.0)	(0.08)
Elkton Gas	0.3	—	0.3	—	(0.4)	—	(0.1)	—
SJI Utilities	76.5	0.83	76.5	0.83	41.2	0.50	52.2	0.62

Midstream	3.2	0.03	3.2	0.03	2.0	0.02	2.0	0.02
Energy Group	(10.6)	(0.12)	4.5	0.05	39.0	0.46	38.1	0.45
Energy Services	0.7	0.01	(0.3)	—	(80.2)	(0.96)	(1.0)	(0.01)
Other	(32.1)	(0.34)	(24.2)	(0.26)	(30.1)	(0.36)	(8.6)	(0.10)
Total - Continuing Ops	$37.7	$0.41	$59.7	$0.65	$(28.1)	$(0.34)	$82.7	$0.99
Average Shares Outstanding (Diluted)		92.2		92.2		83.1		83.8
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

For the nine-months YTD period ended September 30, 2019, SJI reported consolidated GAAP earnings of $37.7 million or $0.41 per share compared to earnings of $(28.1) or $(0.34) per share in the prior year period.
For the nine-months YTD period ended September 30, 2019, economic earnings were $59.7 million or $0.65 per share compared to $82.7 million or $0.99 per share last year.
SJI UTILITIES
Operating Performance. Given partial year contributions from the acquisition of ETG and ELK on July 1, 2018, YTD 2019 earnings performance relative to the prior year is not comparable. YTD 2019 earnings were $76.5 million reflecting the addition of ETG and ELK which contributed $17.4 million to earnings.
•SJG YTD 2019 earnings were $59.1 million compared with $59.3 million in 2018. Results reflect an $8.7 million increase in utility margin driven by customer growth and the roll-in of investments from infrastructure replacement programs offset by higher operation, depreciation and interest expenses.
•ETG YTD 2019 earnings were $17.1 million. Utility margin of $118.7 million driven by customer growth was offset by costs associated with operations, including the planned exit of the company’s current transition service agreement with Southern Company (SO) and interest expense.
•ELK YTD 2019 earnings were $0.3 million. Utility margin driven by customer growth, infrastructure investment and rate relief was offset by operation and interest expense.
MIDSTREAM
Operating Performance. YTD 2019 earnings were $3.2 million compared with $2.0 million in 2018, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
NON-UTILITY
Energy Group
Operating Performance. YTD 2019 GAAP earnings were $(10.6) million compared with $39.0 million in 2018. YTD 2019 economic earnings were $4.5 million compared with $38.1 million in 2018. The significant variances to earnings were as follows:
•Fuel Supply Management contributed YTD 2019 economic earnings of $7.7 million compared with $6.2 million in 2018, reflecting the addition of contracts that became operational over the last 12 months.
•Wholesale Marketing contributed YTD 2019 economic earnings of $(3.5) million compared with $32.9 million in 2018. The decline in results reflects lower margins on daily energy trading activities tied to tighter spreads, reduced volatility driven by milder weather and new pipeline operating rules, all of which have limited the potential of asset optimization opportunities. YTD results were also impacted by headwinds associated with several legacy contracts, which begin to roll off in 2020.
•Retail Marketing & Other contributed YTD 2019 economic earnings of $0.4 million compared with $(1.0) million in 2018, largely reflecting the sale of retail gas assets in 2018.
Energy Services
Operating Performance. YTD 2019 GAAP earnings were $0.7 million compared with $(80.2) million in 2018, which includes impairments associated with the sale of our solar assets. YTD 2019 economic earnings were $(0.3) million compared with $(1.0) million in 2018. The significant variances to earnings were as follows:
•Energy Production contributed YTD 2019 economic earnings of $(2.0) million compared with $(2.6) million in 2018, The variance largely reflects the performance of our CHP assets, the sale of our solar assets in 2018, and results from landfill activities. Account Services contributed YTD 2019 economic earnings of $1.7 million compared with $1.6 million in 2018.

Balance Sheet and Cash Flow
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
At September 30, 2019, equity-to-total capitalization was 30.9% compared with 28.9% at December 31, 2018, reflecting acquisition financing and debt repayment using proceeds from non-core asset sales. As previously communicated, our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 36.4% at September 30, 2019 and 35.3% at December 31, 2018.
Our balance sheet strengthening activities remain a core focus and have continued into 2019:
•In January, we settled our equity forward sale agreement by physically delivering 6,779,661 shares of common stock and receiving net cash proceeds of approximately $189 million. We deployed a majority of these proceeds for debt repayment in late January.
•We have deployed more than $300 million in cash proceeds from the sale of our solar and retail gas marketing assets for debt repayment.
•In September, we completed the sale of $200 million of 5.625% junior subordinated notes due 2079, with net proceeds of $194.7 million used to refinance outstanding debt and for general corporate purposes. S&P assigns equity credit of 50% due to the long duration and deeply subordinated nature of the notes.
For the nine months ended September 30, 2019, net cash from operating activities was $121.4 million compared to $173.4 million in the prior year period, primarily reflecting a cash payment related to a gas supply contract pricing dispute at SJ Resources Group. Net cash used in investing activities was $327.5 million compared with $1.96 billion in the prior year period, reflecting our acquisition of ETG and ELK in 2018, as well as the timing of utility infrastructure upgrades, and investment to support customer growth. Net cash provided by financing activities was $195.3 million compared to $1.76 billion in the prior year period, reflecting our acquisition of ETG and ELK in 2018, as well as debt repayments and refinancing activity. As of September 30, 2019, SJI had total borrowing facilities of $1.06 billion, with $823.7 million drawn and $236.3 million in available liquidity.
Financial Guidance
2019 Guidance
SJI reaffirms it expects 2019 economic earnings in the range of $1.05 to $1.15 per diluted share. Economic earnings guidance primarily reflects 1) regulated operations that represent 80-85% of economic earnings excluding acquisition-related interest costs, 2) costs associated with the transition services agreement we have with Southern which we intend to exit by early 2020, 3) financing and operational requirements associated with our ETG/ELK acquisitions and divestitures of non-core businesses and 4) timing associated with the execution and implementation of our regulatory strategy. SJI reaffirms it expects capital expenditures of approximately $530 million in 2019. Investments in our regulated businesses are expected to represent more than 97 percent of capital expenditures. Following our equity forward draw in January, SJI does not anticipate any additional equity issuances in 2019.
2020 Guidance
SJI reaffirms it expects 2020 economic earnings in the range of $1.53 to $1.67 per diluted share. Economic earnings guidance primarily reflects 1) regulated operations that represent approximately 80% of earnings excluding acquisition-related interest costs, 2) accelerated utility customer growth and infrastructure replacement at both ETG and SJG, 3) execution of our regulatory strategy including base utility investment, 4) increased contribution from fuel management and a reshaped wholesale portfolio, and 5) lower operating costs driven by our business transformation activities. SJI reaffirms it expects capital expenditures of approximately $565 million in 2020. Investments in our regulated businesses are again expected to represent more than 97 percent of capital expenditures, with an equity issuance planned to support a utility redundancy project.

Long-Term Guidance
SJI reaffirms it expects economic earnings per share to increase by an average of 6 to 8 percent annually between 2018 and 2022; however, the timing and frequency of regulatory filings will impact the growth rate in any individual year. Our financial guidance is also subject to the risks and uncertainties identified below under “Forward-Looking Statements and Risk Factors.”
Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, August 8 to discuss our second quarter 2019 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations.
Date/Time: Thursday, November 7, 11:00 a.m. ET
Dial-In:   Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode: 5590258

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to more than 690,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.
Forward Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2018 and in any other SEC filings made by SJI or SJG during 2018 and prior to the filing of this earnings release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses the non-generally accepted accounting principles (non-GAAP) financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.
We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, for the three and nine months September 30, 2019 and 2018, Economic Earnings excludes the following:
 For the three and nine months ended September 30, 2019, Economic Earnings excludes severance and other employee separation costs.
 For the three and nine months ended September 30, 2019 and 2018, Economic Earnings excludes costs to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the Transaction Service Agreement (TSA). Economic Earnings also excludes costs incurred and gains recognized on the sale of the remaining solar assets, and the sale of certain SREC's.
 For the three and nine months ended September 30, 2019 and 2018, Economic Earnings excludes the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred, along with the realized difference in the market value of the commodity (including financial hedges).
For the three and nine months ended September 30, 2019, as well as the nine months ended September 30, 2018, Economic Earnings excludes impairment charges recorded on solar generating facilities, which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets.
For the three and nine months ended September 30, 2018, Economic Earnings excludes credits to ETG and ELK customers that were required as part of the Acquisition.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income from Continuing Operations	$(34,746)	$(45,642)	$37,649	$(28,129)
Minus/Plus:
Unrealized Mark-to-Market Losses (Gains) on Derivatives	7,324	10,623	22,362	(8,870)
Loss on Property, Plant and Equipment (A)	1,296	—	1,296	99,233
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	359	1,726	2,336	4,732
Acquisition/Sale Net Costs (C)	540	2,859	703	38,382
Customer Credits (D)	—	15,333	—	15,333
Other Costs (E)	299	—	3,294	—
Income Taxes (F)	(2,605)	(8,110)	(7,957)	(37,985)
Economic Earnings	$(27,533)	$(23,211)	$59,683	$82,696

Earnings per Share from Continuing Operations	$(0.38)	$(0.53)	$0.41	$(0.34)
Minus/Plus:
Unrealized Mark-to-Market Losses (Gains) on Derivatives	0.08	0.12	0.24	(0.10)
Loss on Property, Plant and Equipment (A)	0.02	—	0.02	1.18
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	—	0.02	0.02	0.06
Acquisition/Sale Net Costs (C)	0.01	0.03	0.01	0.46
Customer Credits (D)	—	0.18	—	0.18
Other Costs (E)	—	—	0.04	—
Income Taxes (F)	(0.03)	(0.09)	(0.09)	(0.45)
Economic Earnings per Share	$(0.30)	$(0.27)	$0.65	$0.99

(A) Represents impairment charges taken on solar generating facilities in 2019 and 2018, which were primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets.
(B) Represents net losses, including interest, legal fees, and the realized difference in the market value of the commodity (including financial hedges), resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.
(C) Represents costs incurred to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the TSA. Also included here are gains recognized and costs incurred on the sale of the remaining solar assets and sales of certain SREC's.
(D) Represents credits to ETG and ELK customers that were required as part of the Acquisition.
(E) Represents severance and other employee separation costs.
(F) Determined using a combined average statutory tax rate of approximately 27% for the three and nine months ended September 30, 2019 and 2018.

Summary of Utility Margin
The following tables summarize Utility Margin for the three and nine months ended September 30, 2019 and 2018 for SJG and ETG (in thousands):

SJG:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Utility Margin:
Residential	$20,432	$18,997	$147,244	$147,803
Commercial and Industrial	12,559	12,944	64,381	65,099
Cogeneration and Electric Generation	1,223	1,356	3,491	3,547
Interruptible	19	50	62	77
Off-System Sales & Capacity Release	489	553	2,675	3,096
Other Revenues	469	653	1,256	1,695
Margin Before Weather Normalization & Decoupling	35,191	34,553	219,109	221,317
CIP Mechanism	(1,248)	(1,187)	4,008	(6,091)
EET Mechanism	1,120	743	3,056	2,297
Utility Margin**	$35,063	$34,109	$226,173	$217,523

ETG:

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019	Three and Nine Months Ended September 30, 2018***
Utility Margin:
Residential	$10,560	$73,061	$10,754
Commercial & Industrial	10,209	44,317	9,696
Regulatory Rider Expenses*	424	1,322	371
Utility Margin**	$21,193	$118,700	$20,821

*Represents expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on SJG's or ETG's financial results.
**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.
***Three and nine month period results for 2018 for ETG are the same since the Acquisition closed July 1, 2018.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended September 30,
	2019	2018
Operating Revenues:
Utility	$92,377	$85,478
Nonutility	168,826	217,002
Total Operating Revenues	261,203	302,480
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	26,452	23,238
- Nonutility	163,914	209,874
Operations	54,169	74,413
Impairment Charges	1,296	—
Maintenance	9,081	8,602
Depreciation	24,945	22,350
Energy and Other Taxes	2,663	2,595
Net Gain on Sales of Assets	(2,292)	—
Total Operating Expenses	280,228	341,072
Operating Loss	(19,025)	(38,592)

Other Income	618	1,406
Interest Charges	(28,857)	(26,534)
Loss Before Income Taxes	(47,264)	(63,720)
Income Taxes	10,925	16,649
Equity in Earnings of Affiliated Companies	1,593	1,429
Loss from Continuing Operations	(34,746)	(45,642)
Loss from Discontinued Operations - (Net of tax benefit)	(59)	(43)
Net Loss	$(34,805)	$(45,685)

Basic Earnings Per Common Share:
Continuing Operations	$(0.38)	$(0.53)
Discontinued Operations	—	—
Basic Earnings Per Common Share	$(0.38)	$(0.53)

Average Shares of Common Stock Outstanding - Basic	92,392	85,506

Diluted Earnings Per Common Share:
Continuing Operations	$(0.38)	$(0.53)
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$(0.38)	$(0.53)

Average Shares of Common Stock Outstanding - Diluted	92,392	85,506

	Nine Months Ended September 30,
	2019	2018
Operating Revenues:
Utility	$613,555	$392,849
Nonutility	551,880	658,906
Total Operating Revenues	1,165,435	1,051,755
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	231,622	128,536
- Nonutility	526,472	533,440
Operations	173,603	179,464
Impairment Charges	1,296	99,233
Maintenance	27,984	22,276
Depreciation	72,759	71,783
Energy and Other Taxes	9,597	6,277
Net Gain on Sales of Assets	(3,246)	—
Total Operating Expenses	1,040,087	1,041,009
Operating Income	125,348	10,746

Other Income	2,268	5,141
Interest Charges	(85,944)	(60,067)
Income (Loss) Before Income Taxes	41,672	(44,180)
Income Taxes	(9,378)	12,206
Equity in Earnings of Affiliated Companies	5,355	3,845
Income (Loss) from Continuing Operations	37,649	(28,129)
Loss from Discontinued Operations - (Net of tax benefit)	(216)	(135)
Net Income (Loss)	$37,433	$(28,264)

Basic Earnings Per Common Share:
Continuing Operations	$0.41	$(0.34)
Discontinued Operations	—	—
Basic Earnings Per Common Share	$0.41	$(0.34)

Average Shares of Common Stock Outstanding - Basic	92,041	83,082

Diluted Earnings Per Common Share:
Continuing Operations	$0.41	$(0.34)
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$0.41	$(0.34)

Average Shares of Common Stock Outstanding - Diluted	92,158	83,082

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Nine Months Ended September 30,
	2019	2018
Net Cash Provided by Operating Activities	$121,416	$173,396

Cash Flows from Investing Activities:
Capital Expenditures	(357,844)	(200,770)
Acquisition-related Working Capital Settlement	15,600	—
Cash Paid for Acquisition, Net of Cash Acquired	(3,952)	(1,740,375)
Cash Paid for Purchase of New Contract	—	(11,389)
Proceeds from Sale of Property, Plant & Equipment	26,360	51
Investment in Long-Term Receivables	(10,939)	(6,167)
Proceeds from Long-Term Receivables	7,604	7,414
Proceeds from (Purchase of) Company-Owned Life Insurance	1,694	(1,148)
Investment in Affiliates	(4,102)	(9,524)
Advances to Affiliates	(1,902)	—
Net Repayment of Notes Receivable - Affiliates	—	1,360

Net Cash Used in Investing Activities	(327,481)	(1,960,548)

Cash Flows from Financing Activities:
Net Borrowings from Short-Term Credit Facilities	541,800	75,000
Proceeds from Issuance of Long-Term Debt	244,657	1,592,500
Principal Repayments of Long-Term Debt	(725,000)	(10,000)
Payments for Issuance of Long-Term Debt	(2,106)	(16,914)
Net Settlement of Restricted Stock	—	(776)
Dividends on Common Stock	(53,124)	(46,233)
Proceeds from Sale of Common Stock	189,032	173,750
Payments for the Issuance of Common Stock	—	(6,554)

Net Cash Provided by Financing Activities	195,259	1,760,773

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(10,806)	(26,379)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	31,679	39,695

Cash, Cash Equivalents and Restricted Cash at End of Period	$20,873	$13,316

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	September 30, 2019	December 31, 2018
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,776,014	$4,341,113
Accumulated Depreciation	(842,918)	(787,243)
Nonutility Property and Equipment, at cost	151,826	152,232
Accumulated Depreciation	(56,037)	(52,629)

Property, Plant and Equipment - Net	4,028,885	3,653,473

Investments:
Available-for-Sale Securities	41	41
Restricted	16,271	1,649
Investment in Affiliates	84,162	76,122

Total Investments	100,474	77,812

Current Assets:
Cash and Cash Equivalents	4,602	30,030
Accounts Receivable	179,108	337,502
Unbilled Revenues	18,714	79,538
Provision for Uncollectibles	(20,954)	(18,842)
Notes Receivable - Affiliate	3,847	1,945
Natural Gas in Storage, average cost	64,404	60,425
Materials and Supplies, average cost	1,798	1,743
Prepaid Taxes	35,887	30,694
Derivatives - Energy Related Assets	46,708	54,021
Assets Held For Sale	27,830	59,588
Other Prepayments and Current Assets	43,152	26,548

Total Current Assets	405,096	663,192

Regulatory and Other Noncurrent Assets:
Regulatory Assets	719,426	662,969
Derivatives - Energy Related Assets	9,606	7,169
Notes Receivable - Affiliate	13,275	13,275
Contract Receivables	30,747	27,961
Goodwill	705,707	734,607
Other	116,837	116,119

Total Regulatory and Other Noncurrent Assets	1,595,598	1,562,100

Total Assets	$6,130,053	$5,956,577

	September 30, 2019	December 31, 2018
Capitalization and Liabilities
Equity:
Common Stock	$115,491	$106,883
Premium on Common Stock	1,026,643	843,268
Treasury Stock (at par)	(284)	(292)
Accumulated Other Comprehensive Loss	(26,070)	(26,095)
Retained Earnings	301,007	343,258

Total Equity	1,416,787	1,267,022

Long-Term Debt	2,022,780	2,106,863

Total Capitalization	3,439,567	3,373,885

Current Liabilities:
Notes Payable	812,300	270,500
Current Portion of Long-Term Debt	338,909	733,909
Accounts Payable	245,813	410,463
Customer Deposits and Credit Balances	37,975	32,058
Environmental Remediation Costs	50,220	47,592
Taxes Accrued	2,567	5,881
Derivatives - Energy Related Liabilities	40,653	24,134
Deferred Contract Revenues	—	1,772
Derivatives - Other Current	1,352	588
Dividends Payable	26,563	—
Interest Accrued	18,242	14,208
Pension Benefits	3,632	3,631
Other Current Liabilities	29,524	36,102

Total Current Liabilities	1,607,750	1,580,838

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	80,736	85,836
Pension and Other Postretirement Benefits	112,061	110,112
Environmental Remediation Costs	198,558	206,058
Asset Retirement Obligations	208,430	80,163
Derivatives - Energy Related Liabilities	7,812	7,256
Derivatives - Other Noncurrent	13,621	7,285
Regulatory Liabilities	442,164	478,499
Other	19,354	26,645

Total Deferred Credits and Other Noncurrent Liabilities	1,082,736	1,001,854

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$6,130,053	$5,956,577